Exhibit 99.1

NEWS RELEASE

Contact:	Scott M. Zuehlke
Director of Investor Relations
Geokinetics
(713) 850-7600

Geokinetics Reports Third Quarter 2010 Financial Results

Backlog increases to $642 million

HOUSTON, TEXAS — November 9, 2010 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the third quarter ended September 30, 2010.

Highlights for the three months ended September 30, 2010:

•                  Third quarter revenues increased 38% to $134.0 million from $96.8 million in the third quarter of 2009.

•                  EBITDA (a non-GAAP financial measurement, defined below) was $1.5 million, compared to $16.4 million in the same period in 2009.

•                  Reported a loss applicable to common stockholders of $38.6 million, or $2.18 per basic and diluted share.

•                  The Company added over $250 million in work during the quarter, which includes awards for new projects and extensions to existing projects in Latin America, North and West Africa, Australia, the Far East and the United States.

•                  Backlog increased to $642 million as of September 30, 2010, of which $523 million, or 81%, is for international projects and $119 million, or 19%, is for North American (excluding Mexico) projects.  This compares to $428 million at the end of the first quarter 2010 and $519 million at the end of the second quarter 2010.

Richard F. Miles, President and Chief Executive Officer, commented, “Our third quarter results were impacted by start up delays for both OBC crews, weak late sales related to our Multi-Client data library and weather downtime in Australia and Mexico.  On a more positive note, the majority of the crews we expect to work in the fourth quarter started working towards the end of September or early October and we also expect to deliver a significant amount of processed Multi-Client data, which gives us the confidence that fourth quarter results should improve meaningfully over the third quarter. Furthermore, bidding activity continues to be solid, backlog continues to increase and our proven track record of successful project execution positions us for a strong start to 2011.

“In North America, excess capacity seems to have abated and market dynamics continue to improve.  There continues to be interest in our Multi-Client data library, despite weak late sales in the third quarter, and our focus will remain on Multi-Client work in the U.S. for the foreseeable future.  We currently have four crews working on Multi-Client projects in the Marcellus shale and one Multi-Client crew working in the Haynesville shale and there are real possibilities to expand this expertise into other areas.  In fact, we just recently executed our first fully funded Multi-Client contract in the Niobrara shale for approximately 1,000 square miles.

“Our utilization is currently increasing internationally as we ramp up and begin to execute on our existing backlog.  Margins continue to be higher in international regions and we expect to realize those higher margins as our utilization rises.  We remain steadfast in our belief that our equipment and people are positioned in the high potential growth markets where we also retain a competitive advantage with respect to our strong relationships with many national oil companies (NOCs), which together should enable us to win our fair share of project awards.”

Third Quarter 2010 Results

Total revenues in the third quarter of 2010 increased 38% to $134.0 million from $96.8 million in the third quarter of 2009.  The increase in revenues was mainly driven by higher crew utilization in North America, which ultimately was a result of the addition of the PGS Onshore operations and the contribution from the Multi-Client data library business.  The Company had no significant Multi-Client revenues during the comparable quarter of 2009.  In addition, reimbursable revenues in North America also contributed to top line results during the quarter.  On the contrary, revenues from the international data acquisition segment were negatively impacted by a job mix that included less shallow water work, project commencement delays and weather downtime that contributed to lower overall utilization.

Direct operating expenses increased to $112.6 million in the third quarter of 2010 from $67.2 million in the third quarter of 2009, mainly due to increased costs related to operating additional PGS Onshore crews in the U.S. and abroad.  Reimbursable expenses also contributed to the overall increase in direct operating costs.

G&A expenses increased 52% to $20.0 million during the quarter when compared to the third quarter of 2009.   The majority of the increase can be attributed to the additional costs associated with PGS Onshore entities and implementation costs related to the Company’s Oracle stabilization project.

EBITDA (as defined below) for the third quarter of 2010 was $1.5 million, compared to $16.4 million in the third quarter of 2009.

Depreciation and amortization expense rose by 62% year-over-year to $26.4 million during the quarter, reflecting $7.0 million of amortization expense related to the Company’s Multi-Client business in the U.S and the addition of the PGS assets and their ensuing write-up.

The Company reported a loss applicable to common stockholders of $38.6 million, or $2.18 per basic and diluted share, in the third quarter of 2010 compared to a loss applicable to common stockholders of $10.2 million, or $0.95 per basic and diluted share, for the same quarter in 2009.  Despite the reported loss before taxes, the Company incurred a tax expense of $0.3 million, primarily related to the Company’s international operations.

Selected Third Quarter Segment Data

(All data in millions, except gross margin percentages)

Three Months Ended September 30, 2010:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$57.6	$74.5	$1.9	$134.0
Direct Operating Expenses	$39.1	$71.5	$2.0	$112.6
Gross Margin %	32%	4%	-5%	16%

Three Months Ended September 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$11.4	$82.9	$2.5	$96.8
Direct Operating Expenses	$9.9	$55.3	$2.0	$67.2
Gross Margin %	13%	33%	20%	31%

Selected Nine Month Segment Data

(All data in millions, except gross margin percentages)

Nine Months Ended September 30, 2010:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$136.0	$216.5	$6.8	$359.3
Direct Operating Expenses	$95.8	$196.1	$6.9	$298.8
Gross Margin %	30%	9%	-1%	17%

Nine Months Ended September 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$65.4	$315.4	$7.8	$388.6
Direct Operating Expenses	$53.0	$218.5	$6.4	$277.9
Gross Margin %	19%	31%	18%	28%

Third Quarter Operations Review and Fourth Quarter 2010 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the third quarter of 2010 and the operational expectations for the fourth quarter of 2010.

International

Latin America — Operated 3 to 6 crews during the third quarter, with an average of 4.5 crews operating in Brazil, Mexico, Peru and Trinidad.  The Company expects to operate an average of 6 crews during the fourth quarter in Brazil, Mexico, Peru and Trinidad.

EAME — Operated 3 to 5 crews during the third quarter, with an average of 4 crews operating in Angola, Gabon, Cameroon, Libya and Algeria.  The Company expects to operate an average of 4 crews in Angola, Libya and Algeria during the fourth quarter.

Australasia / Far East — Operated 1 to 2 crews during the third quarter, with an average of 1.5 crews operating in Indonesia and Malaysia.  The Company expects to operate an average of 2 crews in Indonesia, Malaysia and Australia during the fourth quarter.

North America

United States — Operated 5 to 7 crews during the third quarter for an average of 6.5 crews.  The Company expects to operate an average of 7.5 crews in the United States during the fourth quarter, of which an average of 4.75 crews will be working on Multi-Client projects.

Canada — Operated an average of a half a crew during the third quarter.  The Company expects to operate an average of a half a crew in Canada during the fourth quarter.

Backlog

Backlog increased sequentially by approximately $123 million during the third quarter to $642 million as of September 30, 2010 compared to $519 million as of June 30, 2010 and $259 million as of September 30, 2009.  Of the current backlog, approximately $523 million, or 81%, is for international business (excluding

Canada) with the remaining $119 million, or 19%, for North America, of which approximately $82 million is attributable to the Multi-Client business in the United States.   Of the Company’s international backlog, approximately $243 million, or 46%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $256 million of the international backlog, or 49%, is in shallow water transition zones and OBC environments.  It is anticipated that approximately 30% of the backlog at September 30, 2010 will be realized during the fourth quarter of this year with the remaining amount to be realized in 2011 and 2012.

Capital Expenditures

Capital expenditures for 2010 are currently estimated at approximately $43 million, $41.0 million of which has already been spent, an increase from $38.8 million of capital expenditures in 2009.  In addition, 2010 Multi-Client data library investments are anticipated to be approximately $51 million, $30.6 million of which has already been spent, and include Multi-Client investments related to PGS Onshore’s business as well as expansion of the Company’s existing Multi-Client data library interests.  All of these Multi-Client investments have pre-funding levels in excess of 90% of their expected cash costs.

Cash and Liquidity

Cash, cash equivalents and restricted cash totaled $57.3 million as of September 30, 2010, of which $3.6 million was restricted cash.  On June 30 and September 30, 2010, the Company was unable to satisfy certain maintenance covenants related to its revolving credit facility.  The Company received waivers of the covenants that it was unable to meet at June 30 and September 30, 2010.  In connection with these waivers, the Company amended its revolving credit facility to reduce the maximum borrowings available from $50 to $40 million.  In addition, the Company is required to adhere to monthly consolidated total revenue and consolidated cumulative EBITDA targets commencing with the month ending September 30, 2010 through the month ending November 30, 2010.  The Company complied with the revised financial covenants for the month ending September 30, 2010, and currently believes it should be in compliance with the monthly financial covenants for the months of October and November.  However, based on the Company’s current forecast and despite improving activity levels, the Company believes that it is likely that it will not be able to maintain the original covenants required at the December 31, 2010 measurement date and possibly beyond, which are based on results from the trailing twelve months.  As such, the Company is currently in discussions with its lenders about potential solutions that would provide future covenant relief. There can be no assurance that the Company will be successful in doing so on commercially reasonable terms, if at all.

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Wednesday, November 10, 2010, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (888) 396-2386 for domestic callers, and (617) 847-8712 for international callers a few minutes before the call begins using pass code 31763183 and ask for the Geokinetics 3rd Quarter 2010 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 17, 2010.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 66072267.

The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-850-7600 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to our international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Revenue:
Seismic acquisition	$94,338	$132,111	$380,796	$352,566
Data processing	2,511	1,909	7,812	6,750
Total revenue	96,849	134,020	388,608	359,316

Expenses:
Seismic acquisition and multi-client	65,203	110,585	271,507	291,965
Data processing	2,010	1,998	6,420	6,869
Depreciation and amortization	16,315	26,360	41,678	70,562
General and administrative	13,205	19,980	39,113	61,022
Total expenses	96,733	158,923	358,718	430,418

Loss on disposal of property and equipment	(1,406)	(700)	(2,142)	(1,750)

Income (loss) from operations	(1,290)	(25,603)	27,748	(72,852)

Other income (expenses):
Interest income	12	477	198	1,429
Interest expense	(1,244)	(10,037)	(4,526)	(30,007)
Loss on early redemption of debt	—	—	—	(2,517)
Gain (loss) from change in fair value of derivative liabilities	(4,999)	(3,454)	(9,628)	1,370
Foreign exchange gain (loss)	1,169	407	1,299	(412)
Other, net	96	2,272	192	2,817
Total other expenses, net	(4,966)	(10,335)	(12,465)	(27,320)

Income (loss) before income taxes	(6,256)	(35,938)	15,283	(100,172)

Provision for income taxes	1,482	311	18,281	2,625

Net loss	(7,738)	(36,249)	(2,998)	(102,797)

Returns to preferred stockholders:
Dividend and accretion costs	(2,463)	(2,317)	(7,261)	(6,525)

Loss applicable to common stockholders	$(10,201)	$(38,566)	$(10,259)	$(109,322)

For Basic and Diluted Shares:
Loss per common share	$(0.95)	$(2.18)	$(0.95)	$(6.31)
Weighted average common shares outstanding	10,776	17,698	10,542	17,337

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	September 30,
	2009	2010
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,176	$53,772
Restricted cash	121,837	3,574
Accounts receivable, net of allowance for doubtful accounts of $1,167 at December 31, 2009 and $3,894 at September 30, 2010	143,944	126,216
Deferred costs	14,364	36,527
Prepaid expenses and other current assets	10,488	22,610
Total current assets	300,809	242,699

Property and equipment, net	187,833	278,786
Restricted cash to be used for PGS Onshore acquisition	183,920	—
Goodwill	73,414	126,988
Multi-client data library, net	6,602	47,221
Deferred financing costs, net	10,819	10,874
Other assets, net	8,293	16,614

Total assets	$771,690	$723,182
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$68,256	$27,572
Accounts payable	55,390	69,951
Accrued liabilities	61,814	78,077
Deferred revenue	14,081	48,384
Income taxes payable	15,335	7,328
Total current liabilities	214,876	231,312

Long-term debt and capital lease obligations, net of current portion	296,601	296,421
Deferred income tax	6,486	22,516
Mandatorily redeemable preferred stock	32,104	32,278
Derivative liabilities	9,317	8,514

Total liabilities	559,384	591,041

Commitments & Contingencies

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 290,197 shares issued and outstanding as of December 31, 2009 and 311,940 shares issued and outstanding as of September 30, 2010	66,976	72,935

Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 15,578,528 shares issued and 15,296,839 shares outstanding as of December 31, 2009 and 18,104,619 shares issued and 17,697,731 shares outstanding as of September 30, 2010	156	179
Additional paid-in capital	215,859	232,509
Accumulated deficit	(70,705)	(173,502)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	145,330	59,206

Total liabilities, mezzanine and stockholders’ equity	$771,690	$723,182

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2010
OPERATING ACTIVITIES
Net loss	$(2,998)	$(102,797)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,675	70,562
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	349	5,613
Stock-based compensation	1,611	2,059
Loss on sale of assets and insurance claims	2,092	1,750
(Gain) loss from change in fair value of derivative liabilities	9,628	(1,370)
Changes in operating assets and liabilities:
Restricted cash	7,907	(1,620)
Accounts receivable	(25,878)	81,984
Prepaid expenses and other assets	(2,274)	(4,221)
Accounts payable	(12,879)	(3,163)
Accrued and other liabilities	40,210	(9,807)
Net cash provided by operating activities	59,443	38,990

INVESTING ACTIVITIES
Investment in multi-client data library	(7,490)	(30,637)
Acquisition, net of cash acquired	—	(180,832)
Proceeds from disposal of property and equipment and insurance claims	885	1,210
Purchases of property and equipment	(26,517)	(40,999)
Purchase of other assets	—	(3,295)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Net cash (used in) provided by investing activities	(33,122)	49,250

FINANCING ACTIVITIES
Proceeds from borrowings	118,840	26,000
Stock issuance costs	(145)	(92)
Proceeds from stock issuance	—	1,806
Payments of debt issuance costs	—	(3,047)
Payments on capital lease obligations and vendor financings	(30,251)	(24,447)
Payments on debt	(108,711)	(44,864)
Net cash provided by (used in) financing activities	(20,267)	(44,644)

Net increase in cash	6,054	43,596
Cash at beginning of period	13,341	10,176
Cash at end of period	$19,395	$53,772

Supplemental disclosures related to cash flows:
Interest paid	$4,671	$15,355
Taxes paid	$5,838	$11,386
Purchase of equipment under capital lease and vendor financing obligations	$4,569	$—
Capitalized depreciation on multi-client data library	$—	$709

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including derivative liabilities’ fair value gains/losses, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	(Unaudited)
	Three Months Ended
	September 30,
	2009	2010
Net Loss Applicable to Common Stockholders	$(10,201)	$(38,566)
Preferred Stock Dividends	2,463	2,317
Net Loss	(7,738)	(36,249)
Provision for Income Taxes	1,482	311
Interest Expense, net (including Lender Fees)	1,232	9,560
Other Expense (as defined above)	5,140	1,475
Depreciation and Amortization	16,315	26,360
EBITDA	$16,431	$1,457

	(Unaudited)
	Nine Months Ended
	September 30,
	2009	2010
Net Loss Applicable to Common Stockholders	$(10,259)	$(109,322)
Preferred Stock Dividends	7,261	6,525
Net Loss	(2,998)	(102,797)
Provision for Income Taxes	18,281	2,625
Interest Expense, net (including Lender Fees)	4,328	31,095
Other Expense (as defined above)	10,279	(2,025)
Depreciation and Amortization	41,678	70,562
EBITDA	$71,568	$(540)

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600

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